Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

On Holding AG

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value CHF 0.10 per share	Rule 457(c) and Rule 457(h)	200,000	$17.17	$3,434,000	0.0001102	$378.43
Total Offering Amounts					$3,434,000		$378.43
Total Fee Offsets							—
Net Fee Due							$378.43

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 200,000 Class A ordinary shares, par value CHF 0.10 per share (“Class A Ordinary Shares”) of On Holding AG (the “Company” or “Registrant”) (i) authorized for issuance under the On Holding AG Tax Recognition Grants Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Class A Ordinary Shares that may become issuable under the Plan by reason of any share dividend, share split, or other similar transaction.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a Class A Ordinary Share on the New York Stock Exchange on December 15, 2022.